Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement on Form S-8 pertaining to the Hyster-Yale Materials Handling, Inc. Supplemental Long-Term Equity Incentive Plan of Hyster-Yale Materials Handling, Inc. for the registration of 100,000 shares of Class A common stock;

(2)
Registration Statement on Form S-8 pertaining to the Hyster-Yale Materials Handling, Inc. Non-Employee Directors' Equity Compensation Plan of Hyster-Yale Materials Handling, Inc. for the registration of 100,000 shares of Class A common stock;

(3)
Registration Statement on Form S-8 pertaining to the Hyster-Yale Materials Handling, Inc. Long-Term Equity Incentive Plan of Hyster-Yale Materials Handling, Inc. for the registration of 750,000 shares of Class A common stock;

of our reports dated February 28, 2017, with respect to the consolidated financial statements and schedule of Hyster-Yale Materials Handling, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Hyster-Yale Materials Handling, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Cleveland, Ohio
February 28, 2017